Exhibit 99.1

Ra Medical Systems Appoints Joan Stafslien to its Board of Directors

CARLSBAD, Calif. (April 29, 2020) – Ra Medical Systems, Inc. (NYSE: RMED), a medical device company focused on commercializing excimer laser systems to treat vascular and dermatological diseases, announces the appointment of Joan Stafslien to its Board of Directors, effective April 24, 2020 and expanding Board membership to seven. Ms. Stafslien brings to Ra Medical more than 25 years of legal and regulatory experience, primarily in the medical device industry, including serving as General Counsel at NuVasive, Inc. (Nasdaq: NUVA) and CareFusion Corporation.

“An accomplished medical technology executive with an impressive background in law and regulatory affairs, Joan brings to our Board highly relevant and additive expertise,” said Martin Colombatto, Chairman of Ra Medical Systems. “We look forward to calling upon her keen insights as we work toward driving adoption for our DABRA excimer laser system, expanding indications of use and building long-term shareholder value. We are pleased to welcome Joan to our Board.”

“I am excited to join the Ra Medical Systems Board and look forward to putting my experience and relationships to use in supporting the company’s mission of enhancing patient quality of life with its transformational photoablation technology,” said Ms. Stafslien.

Ms. Stafslien served as Executive Vice President, General Counsel and Corporate Secretary of NuVasive for two years, followed by another year as Executive Consultant. Previously, she was General Counsel, Corporate Secretary and Chief Compliance Officer of CareFusion Corporation, where she led the legal team through the company’s spin-off from Cardinal Health, Inc. in 2009 and its acquisition by Becton, Dickinson and Company in 2015. Prior to that, Ms. Stafslien served for five years as the Segment General Counsel of Cardinal Health’s Clinical Technologies and Services business, having joined that firm through its acquisition of Alaris Medical Systems. At Alaris, she served as Deputy General Counsel and Assistant Secretary. Prior to joining Alaris, she was an Associate at the law firm Brobeck, Phleger & Harrison.

About DABRA

DABRA is Ra Medical’s minimally invasive excimer laser system used by physicians as a tool in the endovascular treatment of vascular blockages resulting from lower extremity vascular disease, a form of PAD, both above and below the knee.  DABRA reduces all four plaque types into their fundamental chemistry, such as proteins, lipids and other chemical compounds, eliminating blockages by essentially dissolving them without generating potentially harmful particulates. DABRA employs photochemical ablation, or the removal of arterial tissue by using photons to clear blockages by breaking the bonds of the obstructing plaque. Unlike many treatments for PAD that may damage the arterial wall, DABRA quickly and photochemically dissolves plaque with minimal vascular trauma.

About Ra Medical Systems

Ra Medical Systems commercializes excimer lasers and catheters for the treatment of vascular and dermatological diseases. In May 2017, the DABRA excimer laser system received FDA 510(k) clearance in the U.S. for crossing chronic total occlusions, or CTOs, in patients with symptomatic infrainguinal lower extremity vascular disease with an intended use for ablating a channel in occlusive peripheral vascular disease. Pharos excimer laser system is FDA-cleared and is used as a tool in the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. DABRA and Pharos are both based on Ra Medical’s core excimer laser technology platform and deploy similar mechanisms of action. Ra Medical manufactures DABRA and Pharos excimer lasers and catheters in a 32,000-square-foot facility located in Carlsbad, Calif. The vertically integrated facility is ISO 13485 certified and is licensed by the State of California to manufacture sterile, single-use catheters in controlled environments.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Ra Medical’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Ra Medical’s future expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s business strategy. Ra Medical’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, challenges inherent in developing, manufacturing, launching, marketing, and selling new products; risks associated with acceptance of DABRA and Pharos and procedures performed using such devices by physicians, payors, and other third parties; development and acceptance of new products or product enhancements; clinical and statistical verification of the benefits achieved via the use of Ra Medical’s products; the results from our clinical trials, which may not support intended indications or may require Ra Medical to conduct additional clinical trials or modify ongoing clinical trials; challenges related to commencement, patient enrollment, completion, an analysis of clinical trials; Ra Medical’s ability to manage operating expenses; Ra Medical’s ability to effectively manage inventory; Ra Medical’s ability to recruit and retain management and key personnel; Ra Medical’s need to comply with complex and evolving laws and regulations; intense and increasing competition and consolidation in Ra Medical’s industry; the impact of rapid technological change; costs and adverse results in any ongoing or future legal proceedings; adverse outcome of regulatory inspections; and the other risks and uncertainties described in Ra Medical’s news releases and filings with the Securities and Exchange Commission. Information on these and additional risks, uncertainties, and other information affecting Ra Medical’s business and operating results is contained in Ra Medical’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Ra Medical as of the date hereof, and Ra Medical disclaims any obligation to update any forward-looking statements, except as required by law.

Ra Medical investors and others should note that we announce material information to the public about the company through a variety of means, including our website (www.ramed.com), our investor relations website (https://ir.ramed.com/), press releases, SEC filings, and public conference calls in order to achieve broad, non-exclusionary distribution of information to the public and to comply with our disclosure obligations under Regulation FD. We encourage our investors and others to monitor and review the information we make public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

Contacts

At the Company:

Jeffrey Kraws

President, Ra Medical Systems

760-496-9008

jkraws@ramed.com

Investors and Media:

LHA Investor Relations

Jody Cain

310-691-7100

jcain@lhai.com

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